Exhibit 6.1

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THIS NOTE OR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE BE TRANSFERRED ON THE BOOKS OF THE COMPANY, WITHOUT REGISTRATION OF SUCH NOTE OR SECURITIES, AS APPLICABLE, UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE COMPANY, TO BE EVIDENCED BY AN OPINION OF STOCKHOLDER’S COUNSEL, IN A FORM ACCEPTABLE TO THE COMPANY, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.

VIRTUIX HOLDINGS INC.

SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$ _____________________	Austin, Texas	____________ ____, 2018

FOR VALUE RECEIVED, the undersigned, Virtuix Holdings Inc., a Delaware corporation, and its successors and assigns (the “Company”), promises to pay to the order of [Insert Name of Investor] and its successors and permitted assigns (the “Holder”), the principal sum of [Insert Written Out Amount of Investment and __/100 Dollars ($_________)], together with interest from the date of advancement on the balance of this Note from time to time remaining unpaid at a rate of six percent (6.0%) per annum until maturity, both principal and interest being payable at the address designated in Section 12, or at such other place as the Holder may from time to time designate in writing.

The principal of this Note shall mature and be due and payable at the earlier of (i) the closing of a Deemed Liquidation (as that term is defined in the Company’s Third Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on March 9, 2016, as the same may be amended and/or restated) or (ii) December 31, 2019 (such earlier date referred to herein as the “Maturity Date”).

This Note, the indebtedness evidenced by this Note and all payments or rights under this Note are expressly subordinate to all senior indebtedness of the Company, whether such senior indebtedness is outstanding as of the date of this Note or incurred after the date of this Note, and all such senior indebtedness shall be senior in right of payment to this Note. As used in this Note, “senior indebtedness” means all indebtedness or other monetary obligations of the Company that are secured by assets of the Company or for which the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness or obligation shall be senior in right of payment to this Note or the Company’s subordinated indebtedness, including, without limitation, all indebtedness owed to Venture Lending & Leasing VII, Inc. and Venture Lending & Leasing VIII, Inc. (or their successors or assigns) under the Loan and Security Agreement between the Company and said lenders, as the same may be amended from time to time.

This Note is one of a series of subordinated secured convertible promissory notes of the Company in the aggregate principal amount of up to $2,000,000 (the “2018 Notes”) issued pursuant to the terms and conditions of that certain Note Purchase Agreement dated as of May 1, 2018 (the “Note Purchase Agreement”) by and among the Company and the Investors (as defined therein) evidencing indebtedness incurred by the Company for subordinated convertible debt financing provided to the Company prior to the consummation of a Qualified Financing (as defined below). This Note and the other 2018 Notes shall rank pari passu as to the payment of principal and interest. The Holder agrees that any payments or prepayments to the holder of this Note and the holders of the other 2018 Notes, whether principal, interest or otherwise, shall be made pro rata among the holder of this Note and the holders of the other 2018 Notes based upon the aggregate unpaid principal amount of this Note and the other 2018 Notes.

Section 1.               CONVERSION AND REPAYMENT.

(a)               If the Company, on or before the Maturity Date, issues and sells shares of its preferred stock (the “New Preferred Stock”) in a transaction, or series of related transactions, that raises at least $5,000,000 in equity financing for the Company, excluding indebtedness evidenced by the 2018 Notes that is converted into shares of New Preferred Stock in such transaction (which financing is referred to herein as a “Qualified Financing”), then upon the closing of such Qualified Financing, all of the then unpaid principal amount of this Note, together with accrued but unpaid interest thereon, shall automatically convert into shares of the same series of preferred stock of the Company as are issued by the Company in the Qualified Financing at a conversion price equal to the lower of: (i) 0.8 times the price per share that is paid by the investors purchasing shares of New Preferred Stock for cash in such Qualified Financing or (ii) an amount per share (the “Valuation Cap Per Share Value”) equal to (x) $50,000,000 divided by (y) the total number of shares of Common Stock of the Company outstanding immediately prior to the closing of the Qualified Financing, as determined on a fully-diluted basis to give effect to the conversion of all issued and outstanding shares of convertible preferred stock of the Company and the exercise of all then outstanding warrants and options of the Company, but excluding shares that are available for issuance, but are not subject to awards that are then outstanding, under the Company’s equity incentive plan or plans.

(b)               If the Company, on or before the Maturity Date, issues or sells any New Preferred Stock for cash in a single transaction or series of related transactions other than the Qualified Financing at any time on or before the date this Note matures (“Other Financing”), all (but not less than all) of the unpaid principal of this Note plus accrued interest on this Note may be converted at the option of the holders of a majority of the then outstanding principal amount under the 2018 Notes (the “Majority Note Holders”) at the closing of the Other Financing into shares of New Preferred Stock as issued and sold by the Company in such Other Financing at a price per share or unit equal to (i) 0.80 times (ii) the price per share at which shares of New Preferred Stock were issued and sold for cash in such Other Financing.

(c)               In the event that all of the unpaid principal of this Note plus accrued interest on this Note was not converted into a Qualified Financing or Other Financing prior to the Maturity Date, then all principal and accrued but unpaid interest under this Note shall convert on January 1, 2020 to shares of Series A Preferred Stock of the Company having the same terms as the Company’s Series A Preferred Stock at a price per share equal to $2.332 (as adjusted for any stock splits, stock dividends, recapitalizations, combinations, or similar transaction with respect to the Series A Preferred Stock of the Company after the date of this Note) (“Series A Preferred Stock”).

(d)               In the event of the occurrence of a Deemed Liquidation prior to a Qualified Financing, an Other Financing in which the Holder’s Note converts into Equity Securities in such Other Financing or December 31, 2019, then upon the election of the Majority Note Holders, either (i) all of the indebtedness evidenced by this Note, and all of the other 2018 Notes, shall be converted into shares of Series A Preferred Stock at a price per share of $2.332 (as adjusted for any stock splits, stock dividends, recapitalizations, combinations, or similar transaction with respect to the Series A Preferred Stock after the date of this Note), or (ii) the Holder of this Note shall be paid the outstanding principal amount of this Note together with all accrued but unpaid interest hereon.

Section 2.               PREPAYMENTS. The principal and/or interest on this Note may not be prepaid, either in whole or in part, unless such prepayment is approved by the Majority Note Holders; provided, that in no event shall any payments of principal or interest be on this Note unless such payment is made pro rata according to the outstanding principal and interest on all of the 2018 Notes then issued and outstanding. Any prepayment shall be applied first against any accrued interest, with the balance applied to reduce principal.

Section 3.               DEFAULT; REMEDIES.

(a)               The Company shall be in default under this Note upon the happening of any condition or event set forth below (each, an “Event of Default”):

(i)                 the Company’s failure to pay any payment of principal or interest as and when due in accordance with the terms of this Note;

(ii)              any representation or warranty provided by the Company in the Note Purchase Agreement proves to have been false in any material respect when made or furnished; or

(iii)            the Company’s dissolution, termination of existence, insolvency or business failure; the appointment of a receiver of all or any part of the property of the Company; an assignment for the benefit of creditors by the Company; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Company or any guarantor, surety or endorser for the Company which results in the entry of an order for relief or which remains undismissed, undischarged or unbonded for a period of 60 days or more.

(b)               The entire unpaid principal balance of this Note and all accrued interest on such unpaid principal balance shall immediately be due and payable at the option of the holder of this Note upon the occurrence of any one or more of the Events of Default and at any time after the occurrence of any one or more of the Events of Default.

Section 4.               CUMULATIVE RIGHTS. No delay on the part of the holder of this Note in the exercise of any power or right under this Note or under any other instrument executed pursuant to this Agreement shall operate as a waiver of any such power or right, nor shall a single or partial exercise of any power or right preclude other or further exercise of such power or right or the exercise of any other power or right.

Section 5.               WAIVER OF NOTICES. The Company and all endorsers, sureties and guarantors of this Note waive demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of intention to accelerate or notice of acceleration, notice of protest and any and all lack of diligence or delay in collection or the filing of suit on this Note which may occur, and agree to all extensions and partial payments, before or after maturity, without prejudice to the holder of this Note.

Section 6.               ATTORNEYS’ FEES AND COSTS. In the event that this Note is collected in whole or in part through suit, arbitration, mediation, or other legal proceeding of any nature, then and in any such case there shall be added to the unpaid principal amount of this Note all reasonable costs and expenses of collection, including, without limitation, reasonable attorney’s fees.

Section 7.               HEADINGS. The headings and captions used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

Section 8.               USURY. All agreements between the Company and the holder of this Note, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to the holder of this Note for the use, forbearance or detention of the money to be loaned under this Agreement or otherwise, exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provision of this Note at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the holder of this Note shall ever receive anything of value as interest or deemed interest by applicable law under this Note or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of the Company to the holder of this Note relating to this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to the Company. In determining whether or not the interest paid or payable with respect to any indebtedness of the Company to the holder of this Note, under any specific contingency, exceeds the highest lawful rate, the Company and the holder of this Note shall, to the maximum extent permitted by applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term of such indebtedness, and/or (iii) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law. The terms and provisions of this Section 8 shall control and supersede every other conflicting provision of all agreements between the Company and the holder of this Note. The Holder has been advised by the Company to seek the advice of an attorney and an accountant in connection with the issuance of this Note. The Company has had the opportunity to seek the advice of any attorney and accountant of the Company’s choice in connection with issuance of this Note.

Section 9.               AMENDMENTS AND WAIVERS. Any term of this Note may be amended or waived with the written consent of the Company and the Majority Note Holders. The Holder acknowledges that because this Note may be amended with the consent of the Majority Note Holders, the Holder’s rights hereunder (including, without limitation, Holder’s right to receive principal and interest as due) may be amended or waived without the Holder’s consent. Upon the effectuation of such waiver or amendment in conformance with this Section 10, the Company shall promptly give written notice thereof to the record holders of the 2018 Notes who have not previously consented thereto in writing.

Section 10.           SUCCESSORS AND ASSIGNS. This Note may only be assigned by the Holder to any transferee that qualifies as an “accredited investor” under Rule 501 of Regulation D as promulgated by the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended. All of the stipulations, promises and agreements in this Note made by or on behalf of the Company shall bind the successors and assigns of the Company, whether so expressed or not, and inure to the benefit of the successors and permitted assigns of the Holder.

Section 11.           SEVERABILITY. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

Section 12.           NOTICES. All notices, requests, consents, and other communications under this Note shall be given in accordance with Section 7.7 of the Note Purchase Agreement.

Section 13.           JURY TRIAL WAIVER. THE COMPANY AND THE HOLDER WAIVE THEIR RESPECTIVE RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS NOTE AS PROVIDED IN SECTION 7.4 OF THE NOTE PURCHASE AGREEMENT. Except as prohibited by law, the Company waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Company certifies that the neither the Holder nor any representative, agent or attorney of the Holder has represented, expressly or otherwise, that the Holder would not, in the event of litigation, seek to enforce the foregoing waivers or other waivers contained in this Note and understands that the Holder is relying upon, among other things, the waivers and certifications contained herein and the Note Purchase Agreement in making the loan evidenced by this Note.

Section 14.           GOVERNING LAW; VENUE. This Note is intended to take effect as a sealed instrument. This Note and the obligations of the Company hereunder shall be governed by and interpreted and determined in accordance with the laws of the State of Delaware without regard to conflicts of laws principles thereof. The Company irrevocably consents to the exclusive jurisdiction of the state and federal courts of the State of Delaware for any action or proceeding brought by either party which arises out of or relates to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Subordinated Convertible Promissory Note on and as of the date first above written.

VIRTUIX HOLDINGS INC.

By:
Jan Goetgeluk,
Chief Executive Officer

Signature Page to Virtuix Holdings Inc.
Subordinated Convertible Promissory Note